EXHIBIT 99.1

DISC, Inc. To Be Delisted From the NASDAQ SmallCap Market

MILPITAS, Calif., (June 30, 2003) -DISC, Inc. (Nasdaq: DCSR), a manufacturer of automated network storage solutions, announced today that it received a NASDAQ Staff Determination on June 25, 2003 indicating that DISC has not met the minimum bid price requirement of $1.00 per share in accordance with Marketplace Rule 4310(c)(4) for continued listing, has not met the minimum stockholders’ equity, market value of listed securities, or net income from continuing operations requirements in accordance with Marketplace Rule 4310(c)(2)(B) for continued listing and has not paid its 2003 Annual Fee in accordance with Marketplace Rule 4310(c)(13) and the Marketplace Rule 4500 series for continued listing. The NASDAQ Staff Determination further indicated that due to these violations, DISC’s securities will be delisted from the NASDAQ SmallCap Market at the opening of business on July 7, 2003. DISC does not plan to appeal the NASDAQ Staff Determination and will seek to become eligible for inclusion on the OTC Bulletin Board.

About DISC

Established in 1986, DISC, Inc., a manufacturer of automated networked storage solutions, delivers an extensive range of products offering scalable, reliable, high-data availability network storage for mission-critical applications. Headquartered in Milpitas, California, DISC has sales and local customer support representation in over 40 countries. For a complete listing, check our website at www.disc-storage.com or contact us in North America at (800) 944-3472 or (408) 934-7000, and in Europe at 49 (0) 6721.964.430. DISC can also be reached at sales@disc-storage.com.

SAFE HARBOR

The statements contained in this press release that are not purely historical are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are made based on our current beliefs and expectations. Investors are cautioned that all forward-looking statements involve risk and uncertainties. Actual results may differ materially from the results predicted. Risk factors that could affect our future include business conditions, economic conditions and growth in the data storage market, market acceptance of our products, our ability to keep pace with technological innovation and competitive developments, our ability to respond to changes in the data storage market, our ability to raise further capital which we anticipate will be required to finance our operations, the loss of key personnel, our history of losses, the loss of customers or distributors and increased competition and pricing pressure. For more information about factors that could potentially affect our financial results, please refer to our fillings with the Securities and Exchange Commission, copies of which may be accessed through the SEC’s web site at http://www.sec.gov/. We do not undertake to update any forward-looking statement that may be made from time to time by or on behalf of DISC.

Henry Madrid
DISC, Inc.
408-934-7000 ext. 120
hmadrid@disc-storage.com
www.DISC-Storage.com